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Legg Mason, Inc.
Computation of Consolidated Ratio of Earnings to Fixed Charges                                                            EXHIBIT 12
(dollars in thousands)


                                                       Six
                                                  Months Ended
                                                  September 30,                           Years Ended March 31,
                                                  ------------        --------------------------------------------------------------
                                                     2000                   2000         1999        1998         1997        1996
                                                     ----                   ----         ----        ----         ----        ----
Earnings Before Income Taxes                        131,767                254,438      156,811     127,565       95,798      64,557

Fixed Charges:
      Interest Expense                               89,552                134,383       94,974      73,776       43,388      26,206
      Portion of rental expense representative        9,591                 17,350       14,664      13,008       10,322       9,169
      of interest factor**
      Amortization of Senior Note Discount               24                     47           47          47           47           6
Earnings available for fixed charges                230,934                406,218      266,496     214,396      149,555      99,938

Fixed Charges:
      Interest Expense                               89,552                134,383       94,974      73,776       43,388      26,206
      Portion of rental expense representative        9,591                 17,350       14,664      13,008       10,322       9,169
      of interest factor**
      Amortization of Senior Note Discount               24                     47           47          47           47           6
Total Fixed Charges                                  99,167                151,780      109,685      86,831       53,757      35,381

Consolidated ratio of earnings to fixed charges         2.3                    2.7          2.4         2.5          2.8         2.8



** The portion of rental expense representative of interest factor is calculated as one third of the total of Rent, DP Service Bureau, and Equipment Rental expenses.

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